Exhibit 99.3
SUBSCRIPTION AGREEMENT
(With Warrants)

Smart Online, Inc.
2530 Meridian Parkway
2nd Floor
Durham, North Carolina 27713
Attention: Michael Nouri

Gentlemen:

(1)    Pursuant to prior understandings and discussions, the undersigned (“Subscriber”) hereby agrees to purchase from Smart Online, a Delaware corporation (the “Company”), for a purchase price of Three Dollars and Fifty Cents ($3.50) per share (i) the number of shares of Common Stock, par value $0.001 per share (“Common Stock”) set forth on the signature page of this Agreement and a minimum investment of $20,000 and (ii) a Warrant (“Warrants”) to purchase the number of shares on Common Stock (“Warrant Shares”) set forth on the signature page of this Agreement. (The Common Stock, Warrant Shares and warrant are sometimes hereinafter referred to collectively as the “Securities.”) Subscriber hereby acknowledges (i) that this subscription shall not be deemed to have been accepted by the Company until the Company indicates its acceptance by returning to Subscriber an executed copy of this subscription, and (ii) that acceptance by the Company of this subscription is conditioned upon the information and representations of Subscriber hereunder being complete, true and correct as of the date of this subscription and as of the date of closing of sale of the Securities to Subscriber. As a condition to Subscriber’s purchase of the Securities pursuant to this Agreement, Subscriber and the Company will execute and deliver to one another a copy of the Escrow Agreement in substantially the form attached hereto as Appendix A (the “Escrow Agreement”) and a copy of the Registration Rights Agreement in substantially the form attached hereto as Appendix B (the “Registration Rights Agreement”) and the Company shall issue a Warrant in substantially the form of Appendix C hereto.

(2)    Until actual delivery of the purchase price to the Company and acceptance by the Company of the purchase price and this Subscription Agreement, the Company shall have no obligation to Subscriber. The Company may revoke a prior acceptance of this Subscription Agreement at any time prior to delivery to and acceptance by the Company of the purchase price for the Securities.

(3)    Subscriber hereby represents and warrants to the Company as follows:

(a)    Authorization. Subscriber has full power and authority to enter into this Agreement. This Agreement constitutes Subscriber’s valid and legally binding obligation, enforceable in accordance with its terms except as limited by (i) applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) general principals of equity, the application of which may deny the Company the right to specific performance, injunctive relief and other equitable remedies.

(b)    Experience. Subscriber is experienced in evaluating and investing in private placement transactions of securities of technology companies such as the Company, has such knowledge and experience in financial and business matters that Subscriber is capable of evaluating the merits and risks of Subscriber’s investment in the Securities, is able to bear the economic risk of the investment and is prepared to hold the shares for an indefinite period of time.

(c)    Investment. Subscriber is acquiring the Securities for investment for Subscriber’s own account and not with a view to, or for resale in connection with, any distribution thereof, and Subscriber has no present intention of selling or distributing the Securities. Subscriber does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of the Securities other than as set forth in this Agreement. Subscriber understands that the Securities to be purchased by Subscriber have not been registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

(d)    Reliance Upon Subscriber Representations. Subscriber understands that the Securities are not registered under the Act on the grounds that the sale provided for in this Agreement and the issuance of Securities hereunder is being made in reliance upon an exemption from the registration requirements of the Act pursuant to Section 4(2) thereof as a transaction by an issuer of Securities not involving a public offering or pursuant to Section 4(6) thereof as a transaction by an issuer of securities solely to accredited investors, and is similarly exempt under applicable state securities laws, and that the Company’s reliance on such exemption is predicated on Subscriber’s representations as set forth in this Agreement.

(e)    Restricted Securities. Subscriber acknowledges that the Securities have not been registered under the Act or any applicable state securities law and that the Securities may not be sold, assigned, pledged, hypothecated or transferred, unless there exists an effective registration statement therefor under the Act and all applicable state securities laws or the Company has received an opinion of counsel, reasonably acceptable to counsel for the Company, or other reasonable assurances, that such sale, assignment, pledge, hypothecation or transfer is exempt from registration. Subscriber understands that in the absence of an effective registration statement covering the Securities or an exemption therefrom under the Act and all applicable state securities laws, the Securities must be held indefinitely. In particular, Subscriber is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the Act, unless all conditions of Rule 144 are met. Among the conditions for the use of Rule 144 may be the availability of current and adequate information to the public about the Company. Such information is not now available and, except as set forth in the Registration Rights Agreement, the Company has no obligation to make such information available. Notwithstanding the foregoing, no opinion of counsel shall be required by the Company in connection with the transfer of the Securities to an entity that is a direct or indirect wholly-owned subsidiary of Subscriber.

         (f)    Legends.

(i)    Each certificate or warrant agreement representing the Securities shall, in addition to any legends required elsewhere, bear the following legend as appropriate for stock certificates and warrant agreements:

THE SHARES REPRESENTED BY THIS CERTIFICATE AND WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR TRANSFERRED UNLESS THERE EXISTS AN EFFECTIVE REGISTRATION STATEMENT THEREFOR UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS OR THE ISSUER HEREOF HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL OF THE ISSUER, THAT SUCH SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR TRANSFER IS EXEMPT FROM REGISTRATION.

(ii)    Each certificate or warrant agreement representing Securities or Conversion Securities shall also bear any legend required by any applicable state securities law or by any other agreement to which the holder thereof is a party or by which the holder thereof is bound.

(iii)    Each certificate or warrant agreement representing the Securities shall also bear a legend referring to the Lock-Up Agreement set forth in Section (5) below.

(g)    No Public Market. Subscriber understands that no public market now exists for any of the securities issued by the Company and that it is uncertain whether a public market will ever exist for the Securities.

(h)    Access to Information. Subscriber has received all information that Subscriber considers necessary or appropriate for deciding whether to purchase Securities. Subscriber has had an opportunity to ask questions and receive answers from the Company’s management regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company and to obtain additional information from the Company (to the extent that the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Subscriber or to which Subscriber had access.

(i)    Accredited Investor. Subscriber recognizes it is important under the Act and state securities law that the Company determine if potential investors are “accredited investors,” as defined in Appendix D attached hereto. Subscriber represents that Subscriber is an “accredited investor” by reason of having assets in excess of $5,000,000 USD, not formed for the specific purpose of investing in the company, whose purchase is directed by a sophisticated person having knowledge and experience in financial and business matters or any other “accredited investors” definitions as defined in Appendix D. Subscriber further represents that Subscriber is doing investment-banking business in the Country of Switzerland.

(4)    The representations, warranties, understandings, acknowledgments and agreements in this Agreement are true and accurate as of the date hereof, shall be true and accurate as of the date of the acceptance hereof by the Company and shall survive thereafter.

(5)    Lockup Agreement.

(a)    Subscriber hereby agrees that, except as permitted under subsection (b) of this Section (5), during the Restricted Period, as defined herein, Subscriber will not:

(i)    Sell any of the Securities or other securities of the Company or Holding Company received on account of ownership of the Securities (the “Lock-Up Securities”).

(ii)       Transfer, assign or otherwise dispose of any of the Lock-up Securities.

(iii)       Pledge, hypothecate or otherwise create a lien on any of the Lock-Up Securities.

(iv)       Loan to any person or entity any shares or other securities of the Company or Holding Company.

(v)       Sell short any shares or other securities of the Company or Holding Company.

(vi)      Acquire a put option or grant a call option with respect to any shares or other securities of the Company or Holding Company.

(vii)     Enter into any agreement concerning any of the foregoing transactions, or otherwise facilitate any other person conducting any of the foregoing transactions.

(b)    For purposes of this Section (5), Holding Company shall mean any company whose stock is publicly traded (i) with which the Company merges or consolidates or (ii) of which the Company or its successor becomes a subsidiary. For purposes of this Section (5), the Restricted Period shall mean the period beginning on the date of this Agreement and ending 18 months after the effective date of the first registration statement of the Company that registers for resale the Lock-Up Securities (the “Effective Date”). Notwithstanding the foregoing, after the Effective Date Subscriber may sell, during any rolling thirty-day period during the Restricted Period, up to 33 of the Lock-Up Securities owned by Subscriber on the Effective Date. The Board of Directors of the Company or Holding Company may terminate the Restricted Period or allow Subscriber to take a prohibited action prior to termination of the Restricted Period with respect to some or all of the Lock-Up Securities owned by the Subscriber, if the Board provides all other Subscribers of the Company or Holding Company who have the same Restricted Period with the same termination or waiver at the same time and to the same extent as for Subscriber.

(c)    Notwithstanding the foregoing, provided the transferee first signs a Lockup Agreement on substantially the terms set forth in this Section 5 and reasonably acceptable to the Company or Holding Company, Subscriber may transfer securities of the Company or Holding Company without payment or other consideration: (i) if Subscriber is an individual, to any family member, (ii) if Subscriber is a corporation, to any direct or indirect parent or subsidiary or any shareholder of Subscriber, (iii) if Subscriber is a partnership, to any partner of Subscriber, (iv) if Subscriber is a limited liability company, to any member of Subscriber, and (v) if Subscriber is a trust, to any beneficiary of such trust.

(d)    Subscriber further agrees that before and after termination of the Restricted Period, Subscriber will comply with all securities laws, rules and regulations when purchasing or reselling securities of the Company or Holding Company, including, without limitation, those prohibiting sales and purchases of securities while in possession of material nonpublic information.

(e)    The Lock-Up Securities of Subscriber shall have a legend in form and substance acceptable to the Company and Holding Company referring to the restrictions of this Agreement and the Company or Holding Company may instruct the transfer agent of the Company or Holding Company to stop any transfer of any securities in violation of this Agreement and may take any other action required to avoid violation of this Agreement, including, without limitation, obtaining an injunction.

(f)    `The provisions of this Section (5) shall continue in effect after the Lock-Up Securities are registered pursuant to the Registration Rights Agreement.

(6)    This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Delaware, as such laws are applied by Delaware courts to agreements entered into and to be performed in Delaware, and shall be binding upon Subscriber, the Subscriber’s heirs, estate, legal representatives, successors and assigns and shall inure to the benefit of the Company and its successors and assigns.

(7)    Subscriber agrees not to transfer or assign this Agreement, or any of Subscriber’s interest herein, without the express written consent of the Company.

(8)    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith. This Agreement may be amended only by a writing executed by all parties hereto. This Agreement may be executed in one or more counterparts.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, Subscriber has executed this Subscription Agreement this 18 day of March, 2004.

SUBSCRIPTION

628,571	Number of Shares of Common Stock

$2,200,000	Total payment

188,571	Number of Warrants

116 Rue du Rhone	Atlas Capital SA
(Address)	(Name of Subscriber)

CH-1204	/s/ Avy Lugassy
Geneva, Switzerland	(Signature)

______________________________ (Address)

ACCEPTANCE

The foregoing Subscription Agreement is accepted on this the 22 day of March, 2004.

SMART ONLINE, INC.

By: /s/ Michael Nouri Michael Nouri, President

APPENDIX A

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) dated as of February 1, 2004 is entered into by and among Smart Online, Inc., a Delaware corporation (the “Company”), and Daniels, Daniels & Verdonik, PA, as the Escrow Agent hereunder (the “Escrow Agent”) and the investor named on the signature page to this Agreement (“Investor”) (Investor and all other purchasers of securities of the Company who sign agreements similar to this Agreement are hereinafter referred to as the “Investors”).

The Company is selling shares of its Common Stock pursuant to certain subscription agreements with the proceeds such sales to be held in escrow by the Escrow Agent: (i) pending the closing of the sales of Common Stock (the “Private Placement Closing”) to certain investors (“Investors”), (ii) pending the closing of a certain reorganization of the capital structure of the Company pursuant to agreements with holders of 80% or more of the Series A Preferred Stock of the Company (“Reorganization Agreements”) wherein the outstanding shares of Series A Preferred Stock of the Company are to be converted into shares of Common Stock of the Company (the “Reorganization Closing”) and (iii) for the payment by the Company of certain obligations and liabilities of the Company as agreed by the Company and certain holders of Series A Preferred Stock who are participating in the Reorganization Closing.

1.    Definition of Terms. In the event of any conflict between the terms of this Agreement and of any other agreement or other document, including those related to the Private Placement Closing and/or the Reorganization Closing, the terms of this Agreement shall govern.
The Escrow Agent shall not have any responsibility except to act in accordance with the terms of this Agreement.

2.    Appointment and Acceptance. Investor and the Company hereby appoint Escrow Agent as escrow agent for the purposes and upon the terms and conditions hereinafter set forth. Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder and to hold and dispose of any cash or other property received by it hereunder in accordance with the terms and conditions hereinafter set forth.

3.    Deposit of Escrow Amount.

(a) Escrow Amount. Investor has delivered to Escrow Agent for deposit in escrow pursuant to the provisions hereof the amount set forth on the signature page of this Agreement (the “Escrow Amount”). The Escrow Amount shall be held by Escrow Agent in its general IOLTA trust account pursuant to the terms of this Agreement. The Company hereby agrees to have all other Investors of securities in this offering deposit with the Escrow Agent the full purchase price of all securities purchased by them in the same offering.

4.    Release from Escrow.

(a)    Conditions to Termination of Investor’s Rights. Investor’s right to have the Escrow Amount returned to Investor shall terminate upon the occurrence of all the following conditions: (i) at least $1,800,000 is held in escrow by the Escrow Agent pursuant to this Agreement and similar agreements, (ii) the Company delivers to the Escrow Agent a certificate stating the total expenses of the Company in connection with offers and sales of the securities to be purchased with the Escrow Amount by Investors (“Offering Expenses”) incurred by the Company do not exceed the higher of (x) $200,000 or (y) 10% of the purchase price of all securities sold by the Company in this offering, or such lower amount as may be required in any amendment to Reorganization Agreements executed and delivered by the holders of 80% or more of the shares of Series A Preferred Stock of the Company, (iii) the Company delivers to the Escrow Agent a certificate stating that the offering covered by this Agreement constitutes a Qualifying Financing (as defined in the Reorganization Agreements, or in any amendment to Reorganization Agreements executed and delivered by the holders of 80% or more of the shares of Series A Preferred Stock of the Company) and stating that all conditions to closing of the Reorganization Closing have occurred, (iv) the Company delivers to the Escrow Agent a certificate stating that holders of 80% or more of the shares of Series A Preferred Stock have approved the conversion of all the Series A Preferred Stock of the Company into shares of Common Stock of the Company, (v) the Company delivers to the Escrow Agent a certificate stating that both the Company and all Investors who have deposited funds with the Escrow Agent have executed and delivered the Subscription Agreement and Registration Rights Agreement, (vi) the Company delivers to the Escrow Agent a stock certificate in the name of each of the Investors for one share of Common Stock of the Company for each $3.50 of the Escrow Amount deposited by such Investors and (vii) the Company delivers to the Escrow Agent for each Investor who has deposited $50,000 or more in the Escrow Amount, a warrant executed by the Company in the form attached to the Subscription Agreement attached as Appendix B hereto for the number of Warrant Shares listed on the Subscription Page to the Subscription Agreement as the appropriate for the amount of the investment of each such Investor, each of which warrants shall have an expiration date on the second anniversary of the Private Placement Closing. The Escrow Agent shall be entitled to rely on the certificates of the Company and shall have no obligation to verify the accuracy of the statements made by the Company in any such certificate.

(b)    Disbursement of Escrow Amount. Following termination of the rights of Investor to the Escrow Amount, 75% of the Excess Escrow Amount shall be paid to the Company upon written instruction by the Company. The “Excess Escrow Amount” shall be the amount by which (i) the aggregate Escrow Amount held by the Escrow Agent from all Investors exceeds (ii) the sum of (x) $2,000,000 and (y) all Offering Expenses, provided that if the holders of 80% or more of the shares of Series A Preferred Stock of the Company approve, the Excess Escrow Amount may be changed to the amount by which the aggregate Escrow Amount held by the Escrow Agent from all Investors exceeds a number approved by such holders of 80% of the shares of Series A Preferred Stock, provided the number is not less than $1,800,000. The Escrow Agent shall hold and disburse the remainder of the Escrow Amount as follows: (i) to pay all amounts owed by the Company to the Escrow Agent for any reason for fees or expenses, whether accrued before or after the date of this Agreement through the date of termination of this Agreement or disbursement of all the Escrow Amount; (ii) to pay Offering Expenses; (iii) to pay the creditors of the Company listed on Appendix A hereto an amount up to the amount listed on

Appendix A hereto as and when directed by the Company; and (iv) to pay to the Internal Revenue Service or its designee the amounts directed by the Company. When the Company delivers to the Escrow Agent a certificate stating that all amounts owing to the Escrow Agent, for Offering Expenses, and to creditors listed on Appendix A hereto, including for interest and penalties, has been paid in full, or releases for all unpaid amounts have been executed and delivered by all such persons and entities, the Escrow Agent shall deliver to the Company or its designee all remaining portions of the Escrow Amount then held by the Escrow Agent. The Escrow Agent shall be entitled to rely on such certificates and all directions of the Company and shall have no obligation to verify the accuracy of the statements made by the Company.

5.    Termination of Escrow.

(a)    Return of Escrow Amount to Investor. In the event the right of Investor to the return of the Escrow Amount has not terminated as provided pursuant to Section 4(a) hereof, on or before April 30, 2004, Investor may provide written notice to the Escrow Agent in writing to return the Escrow Amount to Investor and such notice shall be effective when actually received by the Escrow Agent. If the written notice is received by the Escrow Agent prior to termination of Investor’s rights pursuant to Section 4(a) hereof, the Escrow Agent shall return the Escrow Amount to Investor.

6.    Notices. All notices required hereunder shall be given in writing and shall be effective when actually received. The address of the Escrow Agent for purposes of making such notices is: Daniels, Daniels & Verdonik, P. A., Post Office Drawer 12218, Research Triangle Park, NC 27709-2218, Fax (919) 544-5920, Attn: James F. Verdonik, Esq. The address of the Investor for purposes of making such notices is set forth on the signature page of this Agreement. The address for the Company for making such notices is: Smart Online, Inc., 2530 Meridian Parkway, Durham, North Carolina 27713.

7.    Escrow Agent’s Liability. Escrow Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Escrow Agent. In the absence of bad faith, gross negligence or willful misconduct on its part, Escrow Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to Escrow Agent. Escrow Agent may act upon any instrument, signature, endorsement, certificate, opinion or other writing believed by it in good faith and without gross negligence to be genuine, and shall not be liable as to the sufficiency or accuracy or the form of any document hereunder, or property received, held or delivered in connection with the performance by it of its duties pursuant to the provisions of the Agreement, except for its own bad faith, gross negligence or willful misconduct. Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel. Escrow Agent may execute powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

8.    Indemnification of Escrow Agent. Escrow Agent shall be indemnified for, and held harmless against, any loss, liability or expense (“Loss”) incurred without gross negligence, willful misconduct or bad faith on the part of Escrow Agent, arising out of or in connection with its entering into the Agreement, carrying out its duties hereunder and accepting and disbursing the Escrow Amount, including the costs and expenses of defending itself against any claim of liability in connection with the exercise or performance of any of its powers or duties hereunder (including reasonable fees, expenses and disbursements of its counsel), unless Escrow Agent is found to be liable, whereupon Escrow Agent shall not be entitled to indemnification. Such indemnity shall be satisfied by the Company, but if the Company fails to pay any claim for indemnification within thirty (30) days after demand, the Investor shall pay such claim. In such event, the Company shall reimburse Investor for amounts paid to the Escrow Agent.

9.    Escrow Agent to Follow Instructions of the Investor and the Company. Notwithstanding any provision contained herein to the contrary, Escrow Agent shall at any time and from time to time take such action hereunder with respect to the Escrow Amount as shall be directed in writing signed by both Investor and the Company.

10.    Resignation of Escrow Agent. Escrow Agent, or any successor, may resign at any time upon giving written notice, thirty (30) days before such resignation shall take effect, to the Investor and the Company. In the event Escrow Agent shall resign or be unable to serve, it shall be succeeded by such third party as Investor and the Company shall appoint, or if no appointment is made, by a bank or trust company appointed by a court of competent jurisdiction. In the absence of a successor so appointed by Investor and the Company, Escrow Agent may petition such a court to appoint a successor escrow agent. The resigning escrow agent shall transfer to its successor all money, securities and investments then held subject to this escrow and all pending notices, instructions and directions then in its possession, and shall thereupon be discharged, and the successor shall thereupon succeed to all the rights, powers and duties and shall assume all of the obligations of the resigning escrow agent.

11.    Escrow Agent’s Fees. Escrow Agent shall charge the Company fees for its services hereunder at Escrow Agent’s normal hourly rates for performing its duties under this Agreement and for defending itself or the Escrow Amount against any claim. If Escrow Agent becomes involved in litigation on account of the property deposited hereunder or this Agreement, Escrow Agent shall also have the right to retain legal counsel which the Company shall pay all legal fees and expenses. Escrow Agent shall have a lien on the property deposited hereunder for any and all fees and expenses of the Escrow Agent, including, without limitation, reasonable costs, attorneys’ fees, charges, disbursements, and expenses in connection with such litigation.

12.    Escrow Agent’s Expenses.

(a)    In case property deposited under this Agreement shall be attached, garnished, or levied upon any court order, or the delivery thereof shall be stayed or enjoined by an order of court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, or any part thereof, Escrow Agent is hereby expressly authorized in its sole discretion but using good faith, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in case Escrow Agent obeys or complies with any such writ, order or decree in good faith, it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree is subsequently reversed, modified, annulled, set aside or vacated.

(b)    In case conflicting demands are made upon it for any situation not addressed in this Agreement, Escrow Agent may withhold performance of this escrow with respect to matters related to such conflicting demands until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise.

13.    Escrow Agent’s Representation of Seller or Holder. The parties to this Escrow Agreement recognize that Daniels Daniels & Verdonik, P.A., the initial Escrow Agent, is also legal counsel to the Company. Investor agrees that Investor will not attempt to disqualify the Escrow Agent from representation of the Company on any matter, including with respect to any dispute related to the cash held in escrow under the terms of this Agreement. Investor understands that the Escrow Agent is relying on this commitment by Investor and would not agree to serve as escrow agent unless such a commitment were first made by Investor.

14.    Assignment. The obligations imposed and the rights conferred by this Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

15.    Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to principles of conflicts of law.

16.    Entire Agreement. This Agreement, together with the Purchase Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

17.    Amendment. This Agreement cannot be terminated, altered or amended except pursuant to an instrument in writing signed by Investor, the Company and Escrow Agent.

18.    Enforceability. If any provision of the Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Escrow Agreement, and the Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

19.    Counterparts. This Agreement may be executed in any number of counterparts and by facsimile (with originals to follow promptly by overnight courier), each of which shall be deemed original and all of which together shall constitute one and the same instrument.

[Signature blocks on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed as of the date first above written.

SMART ONLINE, INC.

By: /s/ Michael Nouri
Name: Michael Nouri
Title: CEO

ESCROW AGENT:

DANIELS, DANIELS & VERDONIK, P. A.

By: /s/ James Verdonik
Name and Title:

INVESTOR:

By: /s/ Avy Lugassy [SEAL]
Name: Atlas Capital SA
Address: Rue du Rhone 116
CH-1204 Geneve
Escrow Amount: $2,200,000

APPENDIX B

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of February 1, 2004, by and among Smart Online, Inc., a Delaware corporation with its headquarters located at 2530 Meridian Parkway, Durham, North Carolina 27713 (the “Company”), and the undersigned and signatories of counterparts of this Agreement (together with their respective affiliates and any assignees or transferees of all of their respective rights hereunder, the “Investors”).

WHEREAS:

A.    In connection with the Subscription Agreement by and among the parties hereto dated on or after February 1, 2004 (the “Subscription Agreement”), the Company has agreed, upon the terms and subject to the conditions contained therein, to issue and sell to the Investors shares of the Company’s common stock (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in such Subscription Agreement; and

B.    To induce the Investors to execute and deliver the Subscription Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Investors hereby agree as follows:

1. DEFINITIONS.

(a)    As used in this Agreement, the following terms shall have the following meanings:

(i)    “Investors” means any person who acquires shares of Common Stock of the Company, or any security of the Company pursuant to which the holder has a right to receive shares of Common Stock of the Company upon exercise or conversion of such security, who agrees to become bound by the provisions of this Agreement or a counterpart of this Agreement and permitted transfers and assignees of Investors in accordance with Section 9 hereof.

(ii)    “Listing Date” the date on which the Common Stock of the Company becomes listed on the OTCBB.

(iii)    “OTCBB” the Over-the-Counter Bulletin Board.

(iv)`“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the 1933 Act and pursuant to Rule 415 under the 1933 Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such Registration Statement by the United States Securities and Exchange Commission (the “SEC”).

(v)    “Registrable Securities” means (x) all shares of Common Stock sold by the Company on or after February 1, 2004 but before the date a Registration Statement covering the Reistrable Securities, including, without limitation, any shares issued pursuant to Section 2(b) of this Agreement (the “Damages Shares”); (y) all shares of Common Stock issued, or issuable pursuant to warrants or other securities, issued to any broker, dealer, finder or other person in connection with the sale of Registrable Securities; and (z) all shares of capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to any of the foregoing.

(vi)    “Registration Statement” means a registration statement of the Company under the 1933 Act.

(b)    Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Subscription Agreement.

2.    REGISTRATION.

(a)    Mandatory Registration. No later than the earlier of (i) thirty (30) days after the date the Company raises at least $7,000,000 from one or more sales of shares of its securities occurring on or after February 1, 2004 and (ii) July 1, 2004 (the “Target Filing Date”), the Company shall prepare and file with the SEC a Registration Statement on Form S-1, SB-1 or SB-2 as determined by the Company in its sole discretion (or, if such Forms are not then available, on such form of Registration Statement as is then available) to effect a registration of the Registrable Securities covering the resale of the Registrable Securities. The Company may also include in such Registration Statement in its sole discretion, shares for sale by the Company or the Company may file a separate Registration Statement covering shares to be sold by the Company before, at the same time or after the Company files a Registration Statement covering resale of Registrable Securities by Investor.

(b)    Payments by the Company. The Company shall use its best efforts to obtain effectiveness of the Registration Statement as soon as reasonably practicable. If (i) the Registration Statement covering the Registrable Securities required to be filed by the Company pursuant to Section 2(a) hereof is not filed by the Target Filing Date, then the Company will make payments to the Investors in such amounts and at such times as shall be determined pursuant to this Section 2(b) as liquidated damages by reason of any such delay in their ability to sell the Registrable Securities (which remedy shall be exclusive of any other remedies available at law or in equity). The Company shall pay to each holder of Registrable Securities an amount (the “Damage Amount”) equal to the product obtained by multiplying (i) the purchase price (the

“Purchase Price”) paid for the Registrable Securities by the Investor, by (ii) the Applicable Percentage (as defined below) by (iii) the number of 30-day periods (prorated for partial periods) after the Target Filing Date that the Registration Statement covering the Registrable Securities of the Investor is actually filed; provided, however, that there shall be excluded from such period any delays which are attributable (i) to Investor, or any other Investor who holds Registrable Securities, with respect to information relating to the Investors, including, without limitation, the plan of distribution or beneficial ownership of securities, or (ii) to the failure of any Investor (or legal counsel to the Investor) to conduct their review of the Registration Statement pursuant to Section 3(h) below in a reasonably prompt manner or (iii) any person or entity named in the Prospectus as an underwriter. The term “Applicable Percentage” means two percent (2%). (For example, if the Registration Statement is filed thirty days after the Target Filing Date, the Company would pay as the Damage Amount $2,000 for each $100,000 of the Purchase Price. In the sole discretion of the Company, the Company may issue to Investor in lieu of the cash payment described above, a number of shares of Common Stock of the Company equal to the quotient derived by dividing (i) the Damage Amount, by (ii) Purchase Price per share (as defined above).

(c)    Eligibility for Form S-3; Conversion to Form S-3. If the Company meets the registration eligibility and transaction requirements for the use of Form S-3 (or any successor form) for registration of the offer and sale by the Investor and any other Investors of their Registrable Securities before the earlier of the dates stated in clauses (ii) and (iii) in the definition of the Registration Period (as defined in Section 3(a) below), the Company shall file a Registration Statement on Form S-3 (or such successor form) with respect to the Registrable Securities covered by the Registration Statement, filed pursuant to Section 2(a) (and include in such Registration Statement on Form S-3 the information required by Rule 429 under the 1933 Act) or convert the Registration Statement, filed pursuant to Section 2(a) to a Form S-3 pursuant to Rule 429 under the 1933 Act and cause such Registration Statement (or such amendment) to be declared effective as soon as practicable after filing. If the Company becomes eligible to use Form S-3 during the Registration Period, the Company agrees to use reasonable efforts to file all reports required to be filed by the Company with the SEC in a timely manner so as to remain eligible or become eligible, as the case may be, and thereafter to maintain its eligibility, for the use of Form S-3. After such Registration Statement on Form S-3 become effective, subject to Section 3 hereof, the Company shall maintain such Registration Statement in effect until the earlier of clauses (ii) and (iii) in the definition of Registration Period in Section 3(a) hereof.

3.    OBLIGATIONS OF THE COMPANY.

In connection with the registration of the Registrable Securities, the Company shall have the following obligations:

(a)    The Company shall prepare promptly, and use reasonable efforts to file with the SEC not later than the Target Filing Date, a Registration Statement with respect to the number of Registrable Securities provided in Section 2(a), and thereafter use its best efforts to cause such Registration Statement relating to Registrable Securities to become effective as soon as possible after such filing, and use reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 at all times until such date as is the earlier of (i) 270 days after the effective date of the Registration Statement; (ii) the date on which all of the Registrable Securities have been sold by Investor and (iii) the date on which the Registrable Securities of Investor (in the opinion of counsel to the Company) may be immediately sold to the public without registration or restriction (including without limitation as to volume by Investor) under the 1933 Act (the “Registration Period”), which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading. The right of other Investors to have the Registration Statement remain in effect shall not confer any rights on Investor.

(b)    The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statements and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the Investor as set forth in the Registration Statement.

(c)    If requested, the Company shall furnish to one legal counsel for all Investors whose Registrable Securities are included in a Registration Statement (i) promptly (but in no event more than two (2) business days) after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one copy of each Registration Statement and any amendment thereto, each preliminary prospectus and prospectus and each amendment or supplement thereto, and, in the case of the Registration Statement referred to in Section 2(a), each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) promptly (but in no event more than two (2) business days) after the Registration Statement is declared effective by the SEC, such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by Investor. The Company will immediately notify one legal counsel representing all Investors where Registrable Securities are included in a Registration Statement by facsimile of the effectiveness of each Registration Statement or any post-effective amendment. The Company will promptly respond to any and all comments received from the SEC (which comments shall promptly be made available to one legal counsel representing all Investors whose Registration Securities are included in a Registration Statement upon request), with a view towards causing the Registration Statement or any amendment thereto to be declared effective by the SEC as soon as reasonably practicable, and (ii) promptly file an acceleration request as soon as reasonably practicable (but in no event more than two (2) business days) following the resolution or clearance of all SEC comments. If applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review, the Company shall promptly file with the SEC a final prospectus as soon as reasonably practicable (but in no event more than two (2) business days) following receipt by the Company from the SEC of an order declaring the Registration Statement effective.

(d)    The Company shall use reasonable efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investors who hold a majority of the Registrable Securities being offered by the Registration Statement reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be reasonably necessary to maintain such registrations and qualifications in effect during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (ii) subject itself to general taxation in any such jurisdiction, (iii) file a general consent to service of process in any such jurisdiction, (iv) provide any undertakings that cause the Company undue expense or burden, (v) make any change in its charter or bylaws, or (vi) spend more than $10,000 in filing fees and legal fees and expenses for such “blue sky” compliance.

(e)    If the Company has not selected an underwriter for the offering, and in the event Investors who hold a majority of the Registrable Securities being offered by the Registration Statement select underwriters for the offering, the Company shall enter into and perform its obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the underwriters of such offering.

(f)    As promptly as practicable after becoming aware of such event, the Company shall notify each Investor of the happening of any event, of which the Company has knowledge, as a result of which the prospectus included in any Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and use its best efforts promptly to prepare a supplement or amendment to any Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to each Investor as such Investor may reasonably request; provided that, for not more than sixty (60) consecutive trading days (or a total of not more than ninety (90) trading days in any twelve (12) month period), the Company may delay the disclosure of material non-public information concerning the Company (as well as prospectus or Registration Statement updating) the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company (an “Allowed Delay”); provided, further, that the Company shall promptly (i) notify the Investors in writing of the existence of material non-public information giving rise to an Allowed Delay and (ii) advise the Investors in writing to cease all sales under such Registration Statement until the end of the Allowed Delay. Upon expiration of the Allowed Delay, the Company shall again be bound by the first sentence of this Section 3(f) with respect to the information giving rise thereto.

(g)    The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any Registration Statement, and, if such an order is issued, to obtain the withdrawal of such order within a reasonable time and to notify each Investor who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance of such order and the resolution thereof.

(h)    The Company shall permit a single firm of legal counsel designated by Investors who own a majority of the Registrable Securities offered under the Registration Statement to review such Registration Statement and all amendments and supplements thereto (as well as all requests for acceleration or effectiveness thereof) a reasonable period of time prior to their filing with the SEC. The role of such legal counsel to the Investors shall be to confirm that the sections of such Registration Statement covering information with respect to the Investors, the Investor’s beneficial ownership of securities of the Company and the Investors intended method of disposition of Registrable Securities shall conform to the information provided to the Company by each of the Investors, subject to review and approval by the Company and its legal counsel. Such legal counsel for the Investors shall not have the right to require changes to the description of the Company, its business or other matters not related to selling stockholders.

(i)    The Company shall make generally available to its security holders as soon as practicable, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 under the 1933 Act) covering a twelve-month period beginning not later than the first day of the Company’s fiscal quarter next following the effective date of the Registration Statement.

(j)    Until the Registration Statement ceases to be effective, the Company shall make available for inspection following reasonable prior written notice by (i) any underwriter participating in any disposition pursuant to a Registration Statement, (ii) one firm of attorneys or other agents retained by the Investors who own a majority of the Registrable Securities, and (iii) one firm of attorneys retained by all such underwriters (collectively, the “Inspectors”) all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector to enable each Inspector to exercise its due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request for purposes of such due diligence; provided, however, that each Inspector shall hold in confidence and shall not make any disclosure (except to an Investor) of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the release of such Records is ordered pursuant to a subpoena or other order from a court or government body of competent jurisdiction, or (b) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other agreement. The Company shall not be required to allow such inspection more than once per calendar year. Following such due diligence review, Investor may require the Company to withdraw the Registrable Securities of such Investor from the Registration Statement, if the Company does not make changes to the Registration Statement requested by such Investor.

(k)    The Company shall not be required to disclose any confidential information in such Records to any Inspector or to any Investor pursuant to this Agreement until and unless such Inspector and Investor shall have entered into confidentiality agreements (in form and substance satisfactory to the Company) with the Company with respect thereto. Each Investor agrees that it shall, upon learning that disclosure of such Records or other information is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between the Company and any Investor) shall be deemed to limit the Investor’s ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.

(l)    The Company shall (i) cause all the Registrable Securities covered by the Registration Statement to be listed on each national securities exchange, if any, on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) to the extent the securities of the same class or series are not then listed on a national securities exchange, to use reasonable efforts to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. (“NASD”) as such with respect to such Registrable Securities.

(m)    The Company shall provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Registration Statement.

(n)    At the request of the holders of a majority of the Registrable Securities offered pursuant to the Registration Statement, the Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and any prospectus used in connection with the Registration Statement as may be necessary in order to change the plan of distribution set forth in such Registration Statement.

(o)    The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by the Investors of Registrable Securities pursuant to a Registration Statement.

4.    OBLIGATIONS OF THE INVESTORS.

  In connection with the registration of the Registrable Securities, the Investors shall have the following obligations:

(a)    It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) business days prior to the first anticipated filing date of the Registration Statement, the Company shall notify each Investor of the information the Company requires from each such Investor.

(b)    Each Investor, by such Investor’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statements hereunder, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from the Registration Statements.

(c)    In the event the Company or Investors holding a majority of the Registrable Securities being registered determine to engage the services of an underwriter, each Investor agrees to enter into and perform such Investor’s obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the managing underwriter of such offering and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities, unless such Investor has notified the Company in writing of such Investor’s election to exclude all of such Investor’s Registrable Securities from such Registration Statement.

(d)    Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(f) or 3(g), such Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) or 3(g) and, if so directed by the Company, such Investor shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in such Investor’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

(e)    No Investor may participate in any underwritten registration hereunder unless such Investor if requested by the Company (i) agrees to sell such Investor’s Registrable Securities on the basis provided in any underwriting arrangements in usual and customary form entered into by the Company, (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) agrees to pay its pro rata share of all underwriting discounts and commissions and any expenses in excess of those payable by the Company pursuant to Section 5 below. Notwithstanding the foregoing, there is no obligation on the part of the Company or any underwriter to include Registrable Securities of Investor in the securities to be purchased or sold by the underwriter.

5.    EXPENSES OF REGISTRATION.

All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualification fees, printers and accounting fees, the fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel selected by the Investors holding a majority of the Registrable Securities shall be borne by the Company, provided the Company shall not be required to pay legal fees and disbursements of such legal counsel in excess of $15,000.

6.    INDEMNIFICATION.

In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a)    To the extent permitted by law, the Company will indemnify, hold harmless and defend (i) each Investor who holds such Registrable Securities, (ii) the directors, officers, partners, employees, agents and each person who controls any Investor within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), if any, (iii) any underwriter (as defined in the 1933 Act) for the Investors, and (iv) the directors, officers, partners, employees and each person who controls any such underwriter within the meaning of the 1933 Act or the 1934 Act, if any (each, an “Indemnified Person”), against any joint or several losses, claims, damages, liabilities or expenses (collectively, together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened, in respect thereof, “Claims”) to which any of them may become subject insofar as such Claims arise out of or are based upon: (i) any untrue statement of a material fact in a Registration Statement or the omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading; (ii) any untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or (iii) any violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). Subject to the restrictions set forth in Section 6(c) with respect to the number of legal counsel, the Company shall reimburse the Indemnified Person, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by any Indemnified Person or underwriter for such Indemnified Person, or any of their legal counsel, expressly for use in connection with the preparation of such Registration Statement or any such amendment thereof or supplement thereto; (ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld; and (iii) with respect to any preliminary prospectus, shall not inure to the benefit of any Indemnified Person if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

(b)    In connection with any Registration Statement in which an Investor is participating, each such Investor agrees severally and not jointly to indemnify, hold harmless and defend, to the same extent and in the same manner set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement, each person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act, any underwriter and any other shareholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such shareholder or underwriter within the meaning of the 1933 Act or the 1934 Act (collectively and together with an Indemnified Person, an “Indemnified Party”), against any Claim to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim arises out of or is based upon any Violation by such Investor, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor, or its legal counsel, expressly for use in connection with such Registration Statement; and subject to Section 6(c) such Investor will reimburse any legal or other expenses (promptly as such expenses are incurred and are due and payable) reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld; provided, further, however, that the Investor shall be liable under this Agreement (including this Section 6(b) and Section 7) for only that amount as does not exceed the net proceeds to such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(b) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented.

(c)    Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The indemnifying party shall pay for only one separate legal counsel for the

Indemnified Persons or the Indemnified Parties, as applicable, and such legal counsel shall be selected by Investors holding a majority of the Registrable Securities included in the Registration Statement to which the Claim relates (with the approval of a majority-in-interest of the Investors), if the Investors are entitled to indemnification hereunder, or the Company, if the Company is entitled to indemnification hereunder, as applicable. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is actually prejudiced in its ability to defend such action. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

7.    CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6, (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation, and (iii) contribution (together with any indemnification or other obligations under this Agreement) by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8.    REPORTS UNDER THE 1934 ACT.

With a view to making available to the Investors the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the investors to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to use its best efforts to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144;

(b)    file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c)    furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act and (ii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

9.    ASSIGNMENT OF REGISTRATION RIGHTS.

The rights under this Agreement shall be automatically assignable by the Investors to any transferee of all or any portion of Registrable Securities if: (i) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned, (iii) following such transfer or assignment, the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act and applicable state securities laws, (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein, (v) such transfer shall have been made in accordance with the applicable requirements of the Subscription Agreement, and (vi) such transferee shall be an “accredited investor” as that term defined in Rule 501 of Regulation D promulgated under the 1933 Act.

10.    AMENDMENT OF REGISTRATION RIGHTS.

Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with written consent of the Company and Investors who hold a majority of the Registrable Securities, except that any person or entity who acquires Registrable Securities may become a part to this Agreement by the Company and such person or entity signing a counterpart of this Agreement. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company. In the event the Company becomes a subsidiary of any company whose Common Stock is publicly traded (“Holding Company”), and the Investor receives shares of Common Stock of such Holding Company, all obligations of the Company under this Agreement shall terminate upon such Holding Company assuming this Agreement, which may be done without the consent or approval of Investor.

11.    MISCELLANEOUS.

(a)    A person or entity is deemed to be a holder of Registrable Securities whenever such person or entity owns of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

(b)    Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

Michael Nouri
Smart Online, Inc.
Post Office Box 12794
Research Triangle Park, NC 27709-2794
Telephone: (919) 765-5000
E-mail: dnouri@us.smartonline.com

With copies to:

Daniels Daniels & Verdonik, P.A.
Post Office Drawer 12218
Research Triangle Park, NC 27709-2218
Telephone: (919) 544-5444
Facsimile: (919) 544-5920
Email: jverdonik@d2vlaw.com

If to an Investor:

to the address set forth immediately below such Investor’s name on the signature pages to the Subscription Agreement.

(c)    Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(d)    THIS AGREEMENT SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

(e)    In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

(f)    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

(g)    Subject to the requirements of Section 9 hereof, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

(h)    The headings in this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

(i)    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(j)    Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)    Except as otherwise provided herein, all consents and other determinations to be made by the Investors pursuant to this Agreement shall be made by Investors holding a majority of the Registrable Securities, determined as if the all options, warrants and convertible securities then outstanding have been issued and/or converted into Registrable Securities.

(l)    The Company and each Investor acknowledges that a breach by it of its obligations hereunder will cause irreparable harm by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the parties acknowledge that the remedy at law for breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach of any of the provisions under this Agreement, that the other parties shall be entitled, in addition to all other available remedies in law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

(m)    The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n)    No Investor may bring any legal or other action or proceeding for breach of this Agreement or arising out of any matter related to this Agreement, unless the Investors who own a majority of the Registrable Securities consent to the bringing of such action. Any claim may be settled by the Company and the Investors who own a majority of the Registrable Securities.

(o)    In determining a majority of the Registrable Securities, Investors are deemed to own all Registrable Securities issuable pursuant to any options, warrants convertible securities or other rights to acquire Registrable Securities, whether or not then exercisable or convertible.

[The Remainder of this Page is Blank.]

IN WITNESS WHEREOF, the Company and the undersigned Investors have caused this Agreement to be duly executed as of the date on the first page of this Agreement.

SMART ONLINE, INC.

By:   /s/ Dennis Michael Nouri
Name          :Michael Nouri
Title:   CEO

INVESTOR:
Atlas Capital SA

By:  /s/ Avy Lugassy
Name:  Avy Lugassy
Title: Sr. Vice President
Address: Rue du Rhone 116
CH-1204 Geneve
Telephone:  (41 22) 849 66 55
Facsimile:    (41 22) 786 58 55
Email:_______________________________
Initial Number of Registrable Securities: 628,571

APPENDIX C

FORM OF WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR TRANSFERRED UNLESS THERE EXISTS AN EFFECTIVE REGISTRATION STATEMENT THEREFORE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS OR THE ISSUER HEREOF HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL OF THE ISSUER, THAT SUCH SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR TRANSFER IS EXEMPT FROM REGISTRATION.

SMART ONLINE, INC.

Form Of Common Stock Warrant

Warrant No. W-___________________ __, 2004

This Warrant is issued to _____________________, and its permissible transferees, successors and assigns (the “Holder”), by Smart Online, Inc., a Delaware corporation (the “Company”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

1.     Purchase of Securities. Subject to the terms and conditions hereinafter set forth, the Holder shall be entitled, at any time during the Exercise Period (as set forth in Section 3 below), to purchase from the Company __________________________ (__________) shares (the “Shares”) of the Company’s common stock (the “Common Stock”) (subject to adjustment as provided in Section 7 of this Warrant).

2.     Warrant Price. The exercise price per Share is $3.50 (subject to adjustment pursuant to Section 7 of this Warrant and subject to the cashless exercise provision of Section 4 of this Warrant) (the “Warrant Price”).

3.     Exercise Period. This Warrant may be exercised in whole or in part at any one or more times during the period (the “Exercise Period”) that begins with issuance of this Warrant and ends on ____________, 2006.

4.     Method of Exercise. While this Warrant remains outstanding and exercisable, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a)    the surrender of this Warrant, together with a duly executed copy of the Notice of Exercise attached hereto as Appendix A to the Secretary of the Company at its principal offices; and

(b)    payment of the Warrant Price at the Holder’s election either (i) in cash or by check or wire transfer in an amount equal to the Warrant Price, or (ii) by forgiving any debt owed by Company to Holder in an amount equal to the Warrant Price; or (iii) by delivery of shares of the Company’s Common Stock having a fair market value equal to the Warrant Price, or (iv) by surrender of Warrants (a “Net Issuance”) as determined below. If the Holder elects the Net Issuance method, the Company will issue Common Stock in accordance with the following formula:

X = Y(A-B)
            A

Where:  X =  the number of shares of Common Stock to be issued to Holder.

Y =	the number of shares of Common Stock requested to be exercised under this Warrant.

A =          the fair market value of one (1) share of Common Stock.

B =          the Warrant Price.

For purposes of the above calculation, current fair market value of Common Stock shall be determined in accordance with the following.

(i) if the exercise is in connection with a public offering of the Company’s Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per Warrant Share shall be the initial “Price to Public” specified in the final prospectus with respect to the offering;

(ii) if this Warrant is exercised after, and not in connection with a public offering, and:

(a) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices of such Common Stock over a 5 day period ending 3 days before the day the current fair market value of Warrant Shares is being determined; or

(b) if the Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices of such Common Stock quoted on the NASDAQ system (or similar system, including the Over the Counter Bulletin Board) over the 5 day period ending 3 days before the day the current fair market value of the Warrant Shares is being determined; and

(c) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the current fair market value of Common Stock shall be the price per share which the Company could obtain determined by agreement of the Company and the Holder, or in the absence thereof, by an investment banker acceptable to the Company and the Holder, and the Company shall pay any fees of the investment banker.

5.     Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant pursuant to Section 4 hereof, the Holder shall immediately be deemed a Holder of the Shares so purchased, and one or more certificates for the number of Shares so purchased shall be issued in the name of the Holder as soon as practicable following the receipt of the completed Notice of Exercise and payment of the purchase price for such Shares, and in any event within thirty (30) days thereafter. The Company may pay cash in lieu of issuing any fractional shares upon the exercise of the Holder’s purchase rights under this Warrant.

6.     Reservation of Shares. The Company covenants that, during the Exercise Period, the Company will reserve from its authorized and un-issued shares a sufficient amount to provide for the issuance of the Shares. The Company further covenants that such Shares, when issued pursuant to the exercise of this Warrant, will, upon issuance, be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

7.     Adjustment of Warrant Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant, and the Warrant Price therefore, shall be subject to adjustment from time to time as follows:

(a)    Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its outstanding Common Stock, by split-up or otherwise, or combine its outstanding Common Stock, or issue additional shares of its capital stock as a dividend with respect to any shares of Common Stock, the number of Shares issuable upon the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Warrant Price, but the aggregate purchase price payable for the total amount of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)    Reclassification, Exchange and Substitution. If the Shares issuable upon exercise of this Warrant shall be changed into a different form or class of securities of the Company, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Holder shall, on exercise of this Warrant, be entitled to purchase, in lieu of the Shares that the Holder would have become entitled to purchase but for such change, an amount of such other securities equivalent to the amount that the Holder would have received had this Warrant been exercised immediately before that change, all subject to further adjustment as provided in this Section 7.

(c)    Reorganizations, Mergers, Consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the Company’s outstanding equity securities (other than a combination, reclassification, exchange, or subdivision of shares provided for elsewhere in this Warrant) or merger or consolidation of the Company with or into another corporation (other than a Liquidation Event), as a part of such capital reorganization, merger or consolidation, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Warrant Price then in effect, the number and class of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation, to which a holder of the Shares issuable upon exercise of this Warrant would have been entitled in such capital reorganization, merger or consolidation if this Warrant had been exercised immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the capital reorganization, merger or consolidation such that the provisions of this Warrant (including adjustment of the Warrant Price then in effect and number of shares purchasable upon exercise of this Warrant) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant. The provisions of this paragraph shall similarly apply to successive capital reorganizations, mergers or consolidations.

(d)    Notice of Adjustments. The Company shall give notice of each adjustment or readjustment of the amount of Shares or other securities issuable upon exercise of this Warrant and the Warrant Price to the registered Holder at such Holder’s address as shown on the Company’s books within thirty (30) days after the occurrence of the event resulting in such adjustment.

(e)    No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the amount of Shares issuable upon its exercise. A Warrant issued after any adjustment upon any partial exercise or in replacement may continue to express the same amount of Shares (appropriately reduced in the case of partial exercise) as are stated in this Warrant as initially issued, and that number of shares shall be considered to have been so changed at the close of business on the date of adjustment.

(f)    No Impairment. The Company shall not, by amendment of its Amended and Restated Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all of the provisions of this Section 7 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Section 7 against impairment. If the Company takes any action affecting the Shares other than as described above that adversely affects Holder’s rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

8.     Notice of Certain Events. If the Company proposes at any time to effect any Liquidation Event, then, in connection with each such event, the Company shall give Holder at least twenty (20) days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of Liquidation Event).

9.     Exercise, Transfer and Exchange Restrictions. The transfer, surrender or exchange of this Warrant or any of the Shares issued upon the exercise hereof is subject to any restrictions on transfer imposed by state and federal securities laws, including compliance with Regulation S under the Securities Act. Any Warrant or certificate representing Shares shall bear a legend substantially as follows:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended or any state securities laws, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act and applicable state securities laws or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.

10.     Loss, Theft, Mutilation, etc. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

11.     Notices. All notices required under this Warrant shall be deemed to have been given or made (i) upon personal delivery, with acknowledgement received (ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile (with a copy of such notice sent no later than the next business day by reputable overnight courier service, with acknowledgement of receipt), (iii) upon receipt, when sent by reputable overnight courier service, with acknowledgement of receipt or (iv) three (3) business days after posting when sent by registered or certified United States mail, postage prepaid, return receipt requested. Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing). Notices to the Holder shall be sent to the address of the Holder at ____________________________________ (or at such other place as the Holder shall notify the Company hereof in writing).

12.     Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

13.     Successor and Assigns. This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company shall have no right to assign its rights, or to delegate its obligations, hereunder without the prior written consent of Holder.

13. Registration Rights. The Holder of this Warrant shall have the same registration rights as are granted to any investor in a Warrant Triggering financing. Holder may transfer registration rights to any transferee of all or part of the Warrant

14.     Warrant Transferable. This Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder if a written opinion of counsel to Holder reasonably satisfactory to the Company has been delivered to the Company stating that such transfer will not violate the registration requirements of the Securities Act or any applicable state securities laws, provided that no such opinions shall be required in the event of transfer to any officer, director, shareholder or member of Holder or any affiliated person or company of Holder or any of the foregoing persons.

15.     Governing Law. This Warrant shall be governed in all respects by the laws of the State of North Carolina without regard to its principles of conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer.

SMART ONLINE, INC.

By: ____________________________
Name: __________________________
Title: ___________________________

Appendix A

Form of Notice of Exercise
(Used at Time of Exercise)
_____________________________
_____________________________
_____________________________

Attention:  Corporate Secretary

1. The undersigned, pursuant to the provisions of the attached Warrant, hereby elects to exercise such Warrant with respect to ___________ shares of Common Stock (the “Exercise Number”). Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the attached Warrant.

2. The undersigned herewith tenders payment of US$____________ for such shares or that number of shares of Company Common Stock as set forth in Section 2 of the Warrant.

3. Please issue a certificate or certificates representing the shares issuable in respect hereof under the terms of the attached Warrant, as follows:

___________________________________
(Name of Holder/Transferee)

and deliver such certificate or certificates to the following address:

___________________________________
___________________________________
___________________________________
(Address of Holder/Transferee)

4. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

5. If the Exercise Number is less than all of the shares of Common Stock purchasable pursuant to the Warrant, please issue a new warrant representing the remaining balance of such Shares, as follows:

___________________________________
(Name of Holder/Transferee)

and deliver such warrant to the following address:

___________________________________
___________________________________
___________________________________
(Address of Holder/Transferee)

In witness whereof, the undersigned Holder has caused this Notice of Exercise to be executed as of this _____ day of ____________, 200___.

___________________________________
(Name of Holder)

By: ______________________________
 Name:
 Title:

APPENDIX D

An Accredited Investor is defined as follows:

(1)	a natural person whose individual net worth, or joint net worth, with that person’s spouse, at the time of purchase exceeds $1,000,000;

(2)
a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year (the year in which the purchase is made);

(3)
any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of investing in the Company, whose purchase is directed by a sophisticated person having such knowledge and experience in financial and business matters that she is capable of evaluating the risks and merits of investing in the Company;

(4)	a director or executive officer of the Company;

(5)
an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(6)
a bank as defined in the Securities Act of 1933 (the “Act”), or a savings and loan association or other institution as defined in the Act whether acting in its individual or fiduciary capacity; a broker or dealer registered under the Securities Exchange Act of 1934; an insurance company as defined in the Act; an investment company registered under the Investment Company act of 1940 or a business development company as defined in the Act; a Small Business Investment Company licensed under the Small Business Investment Act of 1958; an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, which is either a bank, savings and loan association, an insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(7)	a “private business development company” as defined in the Investment Advisers Act of 1940; or

(8)	an entity in which all of the equity owners are accredited investors.